Exhibit 21.1

SUBSIDIARIES OF

VOYAGER LEARNING COMPANY (Delaware)

December 2007

Voyager Learning Company subsidiaries are 100% owned by
State of
Voyager Learning Company unless otherwise indicated	Incorporation

Voyager Expanded Learning, Inc.	Delaware

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